Exhibit 99.1

Simulations Plus
Integrating Science and Software

For Further Information:
Simulations Plus, Inc.
42505 10th Street West
Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations
Ms. Renée Bouché
661-723-7723
renee@simulations-plus.com

For Immediate Release:
March 2, 2011

Simulations Plus Reports Preliminary Revenues for Second Fiscal Quarter of FY2011

String of Record Quarters Sustains Multi-year Growth Trend

LANCASTER, CA, March 2, 2011 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today released preliminary revenues for its second fiscal quarter of fiscal year 2011, ended February 28, 2011 (2QFY11).

Ms. Momoko Beran, chief financial officer of Simulations Plus, stated: “In accordance with our policy to disclose financial information on a timely basis to our shareholders, we are releasing preliminary revenues for 2QFY11. Net income will not be known until income taxes have been determined and our auditors review our Quarterly Report on Form 10Q for 2QFY11. We expect to file our 10Q with the U.S. Securities and Exchange Commission on or before the April 15, 2011 deadline.”

Preliminary results for the quarter:
•	This was the Company’s 14th consecutive profitable quarter.
•	Preliminary revenues for the pharmaceutical software and services portion of the business were up 17.7% to $2.621 million, compared to $2.227 million in 2QFY10.
•	Approximately 28.6% of 2QFY11 pharmaceutical software and services business came from new customers.
•	Preliminary revenues for the Words+ subsidiary were $0.728 million compared to $0.723 million in 2QFY10, an increase of 0.7%.
•	Consolidated preliminary revenues for the second fiscal quarter of the 2011 fiscal year (2QFY11) were $3.349 million compared to $2.950 million in 2QFY10.
•	This represents an increase of 13.7% compared to 2QFY10.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, added: “We continue to experience steady growth in our pharmaceutical software and services business with yet another record second quarter bolstered by our growing customer list. Last week, we announced the release of our new MedChem Designer™ molecule drawing software that integrates with our ADMET Predictor™ and MedChem Studio™ programs. This powerful molecule drawing program provides convenience and speed for chemists and others who need to sketch molecular structures. But more than that, it provides a few of our best-in-class property predictions from ADMET Predictor for each structure with the click of a button. Of course, with a full license to ADMET Predictor, the complete suite of over 120 predictions is obtained, providing the most powerful molecule design tool we know of. We believe MedChem Designer is going to help increase paid licenses for ADMET Predictor and MedChem Studio.”

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About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. We also provide a productivity tool called Abbreviate! for PCs and the Apple iPhone as well as an educational software series for science students in middle and high schools known as FutureLab™. Our  wholly owned subsidiary, Words+, Inc., provides assistive technologies to persons with disabilities, including the computerized communication system used by world-famous theoretical astrophysicist Professor Stephen Hawking. For more information, visit our Web sites at www.simulations-plus.com and www.words-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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